PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2006)

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-130510

$30,000,000

Enhancing Pharmaceuticals

COMMON STOCK

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to $30,000,000 of shares of our common stock to Azimuth Opportunity Ltd., or Azimuth, pursuant to a Common Stock Purchase Agreement, dated December 11, 2006, between us and Azimuth.  The offering price, net of discounts and commissions payable by us, will be at a discount of between 3.775% and 6.375% from the prevailing market price for our common stock, as reported on the NASDAQ Global Market.  Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of the Financial West Group, member NASD/SIPC, a placement fee equal to 1.125% of the aggregate dollar amount of common stock purchased by Azimuth.  The specific terms of any offering will be provided by way of a supplement to this prospectus supplement.

This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profits on the sales of shares of our common stock by Azimuth and any discounts, commissions or concessions received by Azimuth may be deemed to be underwriting discounts and commissions under the Securities Act.

Our common stock is listed on the NASDAQ Global Market under the symbol “DEPO.”  On December 8, 2006, the last reported sale price of the common stock on the NASDAQ Global Market was $3.26 per share.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 7 OF THIS PROSPECTUS AND THE SECTIONS ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND IN OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, BOTH AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 11, 2006.

TABLE OF CONTENTS

Prospectus Supplement

This prospectus supplement and the accompanying prospectus dated November 2, 2006 are part of a registration statement on Form S-3 (File No. 333-130510) we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings up to a total of $100 million.

These documents contain important information you should consider when making your investment decision. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains information about the shares issued in this offering. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with any other information.  The information contained in the prospectus and the prospectus supplement is accurate only as of the date of the prospectus and the prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the shares.

S-i

THE OFFERING

Common Stock offered by us pursuant to this supplement	Up to 8,399,654 shares

Common Stock to be outstanding after this offering (1)	Up to 50,184,387 shares

Manner of offering

We may offer and sell, from time to time, up to $30,000,000 in shares of our common stock, not to exceed 8,399,654 shares. These sales will be made pursuant to our Common Stock Purchase Agreement with Azimuth Opportunity Ltd. and will be made at a variable discount to the prevailing market price for our common stock, as reported on the NASDAQ Global Market, with the offering discount rate dependent upon the stock price. Azimuth may also use this prospectus and prospectus supplement to sell the shares that they purchase from us in this offering. See “Plan of Distribution.”

Use of proceeds

We currently anticipate using the net proceeds from the sale of our securities hereby for marketing and sales expenses related to products developed by us and/or licensed from other companies, clinical trials, research and development expenses and general and administrative expenses.  The proceeds from this offering will vary depending on the number of shares that we offer, the offering price per share and the applicable offering discount rate. See “Use of Proceeds.”

NASDAQ Global Market Symbol	DEPO

(1)        The number of shares of our common stock to be outstanding after the offering is based on 41,784,733 shares of our common stock outstanding as of September 30, 2006 and excludes:

•                  options to purchase approximately 5,400,000 shares of common stock at a weighted-average exercise price of $4.77 outstanding as of September 30, 2006;

•                  approximately 1,700,000 additional shares of common stock reserved for issuance under our equity incentive plans as of September 30, 2006;

•                  18,159 shares of Series A Preferred Stock with an aggregate liquidation preference of approximately $18,159,000 outstanding as of September 30, 2006; and

•                  approximately 3,140,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants to purchase common stock at a weighted-average exercise price of $6.13 as of September 30, 2006.

RISK FACTORS

Investment in our common stock, preferred stock, debt securities, warrants and depositary shares involves a high degree of risk. You should carefully consider the risks described below and in the section entitled “Additional Factors that May Affect Future Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, both of which have been filed with the SEC and are incorporated herein by reference in their entirety, as well as other information in this prospectus, any accompanying prospectus supplement, in any other documents incorporated by reference and any Form 8-K filed subsequent to our most recent quarterly report on Form 10-Q before purchasing any of our securities. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Relating to our Business

We depend heavily on King Pharmaceuticals for the successful commercialization of Glumetza in the United States.

In June 2006, we entered into a promotion agreement with King Pharmaceuticals pursuant to which King promotes Glumetza in the United States through its sales force.  Under the agreement, in exchange for promotion fees, King is required to promote Glumetza to physicians in the United States, to deliver a minimum number of annual detail calls to potential Glumetza prescribers, and to maintain a sales force of a minimum size.  Although we have retained rights to promote Glumetza to certain physicians and to retain revenues from incremental sales generated by physicians we call upon, we have not yet established a sales force, or contracted with a third party to act as our sales force, and we do not have immediate plans to do so.  Accordingly, the success of the initial commercialization of Glumetza will depend in large part on the efforts of King’s sales force in the promotion of the product.  Factors that may affect the success of our promotion arrangement with King include the following:

•                  King may acquire or develop alternative products;

•                  King may pursue higher-priority programs, or change the focus of its marketing programs;

•                  King may in the future choose to devote fewer resources to Glumetza;

•                  Glumetza may fail to achieve market acceptance; and

•                  King may fail to comply with its obligations under our promotion agreement.

Any of the preceding factors could affect King’s commitment to the collaboration, which, in turn, could adversely affect the commercial success of Glumetza.  Any failure to successfully commercialize Glumetza could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

We are responsible for the distribution of Glumetza, and we have limited experience with distribution of pharmaceutical products.

We are responsible for the distribution of Glumetza, which is the first product that we have distributed ourselves.  Although we have enhanced our in-house commercial operations and distribution capabilities in connection with the commercial launch of Glumetza, our internal resources remain limited.  In addition, we have entered into distribution arrangements with third parties related to Glumetza, including Cardinal

Health, AmeriSourceBergen and McKesson, and we will depend on them to ensure that Glumetza is widely available to support its commercial availability.  To continue to support our commercialization effort related to Glumetza and any other product we choose to market and distribute, we must continue to enhance our internal commercial infrastructure, and continue to contract with capable third parties to assist us in our commercialization efforts.  The development of that infrastructure will also require substantial resources, which may divert the attention of our management and key personnel.  The efforts of third parties with whom we contract for distribution of our products may not be successful.  Any failure on our part to successfully develop distribution capabilities could cause delays in product sales and incur increased costs.

We have limited in-house sales and marketing resources, which we will require in order to successfully co-promote Glumetza and ProQuin XR through our own sales force.

Although we have the right to co-promote Glumetza and ProQuin XR through our own sales force, or through third parties, we have no sales force and limited marketing and sales staff.  The success of our own promotion efforts for Glumetza, ProQuin XR and any other product candidates that receive regulatory approval that we choose to market or co-market will require that we substantially enhance our in-house marketing and sales force with technical expertise, or make arrangements with third parties to perform these services for us.  The development of the infrastructure associated with these activities involves substantial resources, and considerable attention of our management and key personnel. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others.  These efforts may not be successful.  If we fail to fully develop marketing and sales capabilities, or enter into arrangements with third parties, our revenues may suffer.

We depend on Esprit Pharma for the successful commercialization of ProQuin XR in the United States, and on Biovail for the successful commercialization of Glumetza in Canada.

Esprit has certain exclusive marketing rights to ProQuin XR in the United States. Esprit launched ProQuin XR in November 2005.  Esprit is a private company with a limited operating history and has not yet established a proven track record of successfully commercializing its products.  In addition, although Esprit announced in March 2006 that it had secured a $50 million debt facility, and in August 2006 announced that it completed an equity financing in excess of $90 million, Esprit has limited financial resources relative to many other pharmaceutical companies.  Any financial difficulties experienced by Esprit, or complications in the promotion of ProQuin XR or Esprit’s other products, or execution of its business plan, may adversely affect the ProQuin XR commercialization effort and Esprit’s ability to comply with its obligations to us under our license agreement.  If Esprit fails to successfully commercialize ProQuin XR, or to comply with its obligations under our license agreement, including its license fee and minimum royalty obligations, our business, financial condition and results of operations may be materially and adversely affected.

We have licensed exclusive marketing rights to the 500mg Glumetza in Canada to Biovail. Biovail launched the 500mg Glumetza in Canada in November 2005. If Biovail fails to successfully commercialize Glumetza in Canada, our business and future revenues may be adversely affected.

Our product candidates are at early stages of development and may not be successful or achieve market acceptance.

We have initiated a Phase 3 clinical trial of Gabapentin GR for the treatment of postherpetic neuralgia, we have completed enrollment of a Phase 2 trial of Gabapentin GR for diabetic neuropathy, and we expect to initiate a clinical development program for Gabapentin GR for the treatment of hot flashes associated with menopause in 2007.  Biovail is assisting us with the preparation of a supplemental NDA filing for the new 1000mg formulation of Glumetza for which we have an exclusive license in the United States.  We have other product candidates in earlier stages of development.  Our own product candidates and those of our collaborative partners are subject to the risk that any or all of them are found to be ineffective or unsafe, or otherwise may fail to receive necessary regulatory clearances.  We are unable to predict whether any of these other product candidates will receive regulatory clearances or be successfully manufactured or marketed.  Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products are long and uncertain.  Even if these other product candidates receive regulatory clearance, our products may not achieve or maintain market acceptance. Also, all of our product candidates, other than the 1000mg formulation of Glumetza, use the AcuForm technology.  If it is discovered that the AcuForm technology could have adverse effects or other characteristics that indicate it is unlikely to be effective as a delivery system for drugs or therapeutics, our product development efforts and our business would be significantly harmed.

We are expecting operating losses in the future.

To date, we have recorded limited revenues from license fees, royalties, product sales, collaborative research and development arrangements and feasibility studies.  For the nine months ended September 30, 2006, we recorded total revenues of $4.5 million, and for the years ended December 31, 2005, 2004 and 2003, we recorded total revenue of $4.4 million, $200,000 and $1.0 million, respectively. For the nine months ended September 30, 2006, we incurred a net loss of $30.8 million, and for the years ended December 31, 2005, 2004 and 2003 we incurred net losses of $24.5 million, $26.9 million and $30.0 million, respectively. As we incur expenses related to the commercialization of Glumetza, continue our research and development efforts, preclinical testing and clinical trial activities, and expand our sales and marketing organization, we anticipate that we will continue to incur substantial operating losses for at least the next year. Therefore, we expect our cumulative losses to increase. These losses, among other things, have had, and we expect that they will continue to have, an adverse impact on our total assets, shareholders’ equity and working capital.

Our quarterly operating results may fluctuate and affect our stock price.

The following factors among others, are expected to affect our quarterly operating results and may result in a material adverse effect on our stock price:

•                  the degree of commercial success of ProQuin XR and Glumetza;

•                  our collaborative partners’ compliance or non-compliance with their obligations under our agreements with them;

•                  results of clinical trials for our product candidates;

•                  results of litigation;

•                  variations in revenues obtained from collaborative agreements, including milestone payments, royalties, license fees and other contract revenues;

•                  decisions by collaborative partners to proceed or not to proceed with subsequent phases of a collaboration or program;

•                  market acceptance of the AcuForm technology;

•                  regulatory actions;

•                  adoption of new technologies by us or our competitors;

•                  developments concerning proprietary rights, including patents, infringement allegations and litigation matters, including our pending litigation against IVAX Corporation;

•                  the introduction of new products by our competitors;

•                  manufacturing costs and difficulties;

•                  changes in government funding;

•                  third-party reimbursement policies; and

•                  the status of our compliance with the provisions of the Sarbanes-Oxley Act of 2002.

Our collaborative arrangements may give rise to disputes over commercial terms, contract interpretation and ownership of our intellectual property and may adversely affect the commercial success of our products.

We currently have a collaboration agreement for development of product candidates through the feasibility phase with New River Pharmaceuticals, and we have a collaboration arrangement with Patheon, Inc. related to the potential development of product candidates for third parties.  We also have a collaboration agreement with Supernus, Inc. providing for the development of a product candidate through feasibility, with the possibility to enter into a definitive agreement providing for the further development of the product candidate, by either or both parties.  In addition, we have in the past and may in the future enter into other collaborative arrangements, some of which have been based on less definitive agreements, such as memoranda of understanding, material transfer agreements, options or feasibility agreements.  We may not execute definitive agreements formalizing these arrangements.  Collaborative relationships are generally complex and may give rise to disputes regarding the relative rights, obligations and revenues of the parties, including the ownership of intellectual property and associated rights and obligations, especially when the applicable collaborative provisions have not been fully negotiated and documented. Such disputes can delay collaborative research, development or commercialization of potential products, and can lead to lengthy, expensive litigation or arbitration. The terms of collaborative arrangements may also limit or preclude us from developing products or technologies developed pursuant to such collaborations. Additionally, the collaborators under these arrangements might breach the terms of their respective agreements or fail to prevent infringement of the licensed patents by third parties. Moreover, negotiating collaborative arrangements often takes considerably longer to conclude than the parties initially anticipate, which could cause us to agree to less favorable agreement terms that delay or defer recovery of our development costs and reduce the funding available to support key programs.

We may not be able to enter into future collaborative arrangements on acceptable terms, which would harm our ability to develop and commercialize our current and potential future products. Further, even if we do enter into collaboration arrangements, it is possible that our collaborative partners may not choose to develop and commercialize products using the AcuForm technology. Other factors relating to collaborations that may adversely affect the commercial success of our products include:

•                  any parallel development by a collaborative partner of competitive technologies or products;

•                  arrangements with collaborative partners that limit or preclude us from developing products or technologies;

•                  premature termination of a collaboration agreement; or

•                  failure by a collaborative partner to devote sufficient resources to the development and commercial sales of products using the AcuForm technology.

Generally, our collaborative arrangements do not restrict our collaborative partners from competing with us or restrict their ability to market or sell competitive products. Our current and any future collaborative partners may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Our collaborative partners may also terminate their collaborative relationships with us or otherwise decide not to proceed with development and commercialization of our products.

We may be unable to protect our intellectual property and may be liable for infringing the intellectual property of others.

Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to seek to protect our proprietary rights, by among other methods, filing patent applications in the United States and foreign jurisdictions to cover certain aspects of our technology. We currently hold nine issued patents and twelve patent applications are pending in the United States. In addition, we are preparing patent applications relating to our expanding technology for filing in the United States and abroad. We have also applied for patents in numerous foreign countries. Some of those countries have granted our applications and other applications are still pending. Our pending patent applications may lack priority over others’ applications or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or may not provide us with competitive advantages against competing products.

We also rely on trade secrets and proprietary know-how, which are difficult to protect. We seek to protect such information, in part, through entering into confidentiality agreements with employees, consultants, collaborative partners and others before such persons or entities have access to our proprietary trade secrets and know-how. These confidentiality agreements may not be effective in certain cases, due to, among other things, the lack of an adequate remedy for breach of an agreement or a finding that an agreement is unenforceable. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

Our ability to develop our technologies and to make commercial sales of products using our technologies also depends on not infringing others’ patents or other intellectual property rights. We are not aware of any intellectual property claims against us. However, the pharmaceutical industry has experienced extensive litigation regarding patents and other intellectual property rights. For example, Pfizer has initiated several suits against companies marketing generic gabapentin products, claiming that these products infringe Pfizer’s patents. The results of this litigation could adversely impact the commercialization of any generic gabapentin product. Also, we are aware that patents issued to third parties relating to sustained release drug formulations or particular pharmaceutical compounds could in the future be asserted against us, although we believe that we do not infringe any valid claim of any patents. If claims concerning any of our products were to arise and it was determined that these products infringe a third party’s proprietary rights, we could be subject to substantial damages for past infringement or be forced to stop or delay our activities with respect to any infringing product, unless we can obtain a license, or we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time. Such a license may not be available on acceptable terms, or at all. Even if we, our collaborators or our licensors were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. In addition, any public announcements related to litigation or interference proceedings initiated or threatened against us, even if such claims are without merit, could cause our stock price to decline.

From time to time, we may become aware of activities by third parties that may infringe our patents. For example, in January 2006, we filed a complaint against IVAX Corporation in federal court for infringement of two of our U.S. patents related to the AcuForm delivery technology. Infringement by others of our patents may reduce our market shares (if a related product is approved) and, consequently, our potential future revenues and adversely affect our patent rights if we do not take appropriate enforcement action. We may need to engage in litigation in the future to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights. Our issued or licensed patents may not be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to us, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with our patent applications or other parties’ patent applications. Adverse determinations in litigation or interference proceedings could require us to seek licenses which may not be available on commercially reasonable terms, or at all, or subject us to significant liabilities to third parties. If we need but cannot obtain a license, we may be prevented from marketing the affected product.

Our licensed patent covering the use of gabapentin to treat hot flashes associated with menopause is a method of use patent, which increases the risk that prescriptions for gabapentin to treat hot flashes in menopausal women could be written for, or filled with, generic gabapentin.

We have an exclusive sublicense from PharmaNova, Inc. to a patent held by the University of Rochester to develop and commercialize in the United States a gabapentin product for the treatment of hot flashes associated with menopause in women.  Because a method of use patent, such as the patent we have sublicensed from PharmaNova, covers only a specified use of a particular compound, not a particular composition of matter, we cannot prevent others from commercializing gabapentin.  Accordingly, physicians could prescribe another manufacturer’s gabapentin to treat hot flashes in menopausal women rather than Gabapentin GR, or pharmacists could seek to fill prescriptions for Gabapentin GR with another manufacturer’s gabapentin.  Although any such “off-label” use would violate our licensed patent, effectively monitoring compliance with our licensed patent may be difficult and costly.

If PharmaNova were to terminate our sublicense due to a breach of the sublicense on our part, we would not be able to commercialize Gabapentin GR for the treatment of hot flashes associated with menopause.

It is difficult to develop a successful product. If we do not develop a successful product we may not be able to raise additional funds.

The drug development process is costly, time-consuming and subject to unpredictable delays and failures. Before we or others make commercial sales of products using the AcuForm technology, other than Glumetza and ProQuin XR, we, our current and any future collaborative partners will need to:

•                  conduct preclinical and clinical tests showing that these products are safe and effective; and

•                  obtain regulatory approval from the FDA or foreign regulatory authorities.

We will have to curtail, redirect or eliminate our product development programs if we or our collaborative partners find that:

•                  the AcuForm technology has unintended or undesirable side effects; or

•                  product candidates that appear promising in preclinical or early-stage clinical studies do not demonstrate efficacy in later-stage, larger scale clinical trials.

Even when or if our products obtain regulatory approval, successful commercialization requires:

•                  market acceptance;

•                  cost-effective commercial scale production; and

•                  reimbursement under private or governmental health plans.

Any material delay or failure in the governmental approval process and/or the successful commercialization of our potential products, particularly Glumetza or ProQuin XR, would adversely impact our financial position and liquidity and would make it difficult for us to raise financing on favorable terms, if at all.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of our product candidates may be delayed and our business will be harmed.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development and commercialization goals. These milestones may include our expectations regarding the commercial launch of our products by us or our licensees, and the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of our ongoing Phase 3 trial for Gabapentin GR.  All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary considerably from our estimates depending on numerous factors, some of which are beyond our control, including:

•                  our available capital resources;

•                  the efforts of our marketing partners with respect to the commercialization of our products;

•                  the rate of progress, costs and results of our clinical trial and research and development activities, including the extent of scheduling conflicts with participating clinicians and clinical institutions and our ability to identify and enroll patients who meet clinical trial eligibility criteria;

•                  our receipt of approvals by the FDA and other regulatory agencies and the timing thereof;

•                  other actions by regulators;

•                  our ability to access sufficient, reliable and affordable supplies needed for the manufacture of our products and product candidates, including insulin and materials for our AcuForm technology; and

•                  the costs of ramping up and maintaining manufacturing operations, as necessary.

If we fail to achieve our announced milestones in the timeframes we announce and expect, our business and results of operations may be harmed and the price of our stock may decline.

We depend on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays outside of our control.

We rely on clinical investigators and clinical sites to enroll patients and other third parties to manage our trials and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that the clinical sites that conduct the clinical testing may devote to our clinical trials.  If our clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials or fail to enroll them on our planned schedule, we will be unable to complete these trials or to complete them as planned, which could delay or prevent us from obtaining regulatory approvals for our product candidates.

Our agreements with clinical investigators and clinical sites for clinical testing and for trial management services place substantial responsibilities on these parties, which could result in delays in, or termination of, our clinical trials if these parties fail to perform as expected. For example, if any of our clinical trial sites fail to comply with FDA-approved good clinical practices, we may be unable to use the data gathered at those sites. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or for other reasons, our Phase 3 clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, our product candidates.

If we are unable to obtain or maintain regulatory approval, we will be limited in our ability to commercialize our products, and our business will be harmed.

The regulatory process is expensive and time consuming. Even after investing significant time and expenditures on clinical trials, we may not obtain regulatory approval of our product candidates. Data obtained from clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Significant clinical trial delays would impair our ability to commercialize our products and could allow our competitors to bring products to market before we do. In addition, changes in regulatory policy for product approval during the period of product development and regulatory agency review of each submitted new application may cause delays or rejections. Even if we receive regulatory approval, this approval may entail limitations on the indicated uses for which we can market a product.

Further, with respect to our approved products, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Manufacturers of approved products are also subject to ongoing regulation, including compliance with FDA regulations governing current Good Manufacturing Practices (cGMP). Failure to comply with manufacturing regulations can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

Pharmaceutical marketing is subject to substantial regulation in the United States.

All marketing activities associated with ProQuin XR and Glumetza, as well as marketing activities related to any other products for which we obtain regulatory approval, will be subject to numerous federal and state laws governing the marketing and promotion of pharmaceutical products. The FDA regulates post-approval promotional labeling and advertising to ensure that they conform to statutory and regulatory requirements. In addition to FDA restrictions, the marketing of prescription drugs is subject to laws and regulations prohibiting fraud and abuse under government healthcare programs. For example, the federal healthcare program antikickback statute prohibits giving things of value to induce the prescribing or purchase of products that are reimbursed by federal healthcare programs, such as Medicare and Medicaid. In addition, federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government. Under this law, the federal government in recent years has brought claims against drug manufacturers alleging that certain marketing activities caused false claims for prescription drugs to be submitted to federal programs. Many states have similar statutes or regulations, which apply to items and services reimbursed under Medicaid and other state programs, or, in some states, regardless of the payer. If we, or our collaborative partners, fail to comply with applicable FDA regulations or other laws or regulations relating to the marketing of our products, we could be subject to criminal prosecution, civil penalties, seizure of products, injunction, and exclusion of our products from reimbursement under government programs, as well as other regulatory actions against our product candidates, our collaborative partners or us.

The approval process outside the United States is uncertain and may limit our ability to develop, manufacture and sell our products internationally.

To market any of our products outside of the United States, we and our collaborative partners, including Madaus, are subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval for drug products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, nor does the approval by foreign health authorities ensure approval by the FDA.

If we or our marketing partners are unable to obtain acceptable prices or adequate reimbursement for our products from third-party payers, we will be unable to generate significant revenues.

In both domestic and foreign markets, sales of our product candidates will depend in part on the availability of adequate reimbursement from third-party payers such as:

•                  government health administration authorities;

•                  private health insurers;

•                  health maintenance organizations;

•                  pharmacy benefit management companies; and

•                  other healthcare-related organizations.

If reimbursement is not available for our products or product candidates, demand for these products may be limited. Further, any delay in receiving approval for reimbursement from third-party payers would have an adverse effect on our future revenues. Third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, including pharmaceuticals. Our products may not be considered cost effective, and adequate third-party reimbursement may be unavailable to enable us to maintain price levels sufficient to realize an acceptable return on our investment.

Federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of healthcare. Existing regulations affecting pricing may also change before many of our product candidates are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop.

We may not be able to compete successfully in the pharmaceutical product and drug delivery system industries.

Other companies that have oral drug delivery technologies competitive with the AcuForm technology include Bristol-Myers Squibb, IVAX Corporation, ALZA Corporation (a subsidiary of Johnson & Johnson), SkyePharma plc, Biovail Corporation, Flamel Technologies S.A., Ranbaxy Laboratories, Ltd., Kos Pharmaceuticals, Inc., Intec Pharma and Alpharma, Inc., all of which develop oral tablet products designed to release the incorporated drugs over time. Each of these companies has patented technologies with attributes different from ours, and in some cases with different sites of delivery to the gastrointestinal tract.

Bristol-Myers Squibb is currently marketing a sustained release formulation of metformin, Glucophage XR, with which Glumetza competes. The limited license that Bristol-Myers Squibb obtained from us under our November 2002 settlement agreement extends to certain current and internally-developed future compounds, which may increase the likelihood that we will face competition from Bristol-Myers Squibb in the future on products in addition to Glumetza. Several other companies, including Barr Pharmaceuticals, Inc., Mylan Laboratories, Inc. and Teva Pharmaceutical Industries, Ltd. have received FDA approval for and are selling a controlled-release metformin product. Flamel Technologies has a controlled-release microparticle-based formulation of metformin product in Phase 2 clinical trials.

Bayer Corporation developed a once-daily ciprofloxacin product for the treatment of urinary tract infections, which is currently marketed by Schering-Plough Corporation. There may be other companies developing products competitive with Glumetza and ProQuin XR of which we are unaware.

To our knowledge, we are the only company currently in late stage clinical trials with a sustained release formulation of gabapentin for the U.S. market.

Gabapentin is currently marketed by Pfizer as Neurontin for adjunctive therapy for epileptic seizures and for postherpetic pain. Pfizer’s basic U.S. patents relating to Neurontin have expired, and at least seven companies have received approval to market generic versions of the immediate release product. In addition, Pfizer has developed a new product, Lyrica™ (pregabalin), which has been approved for marketing in the U.S. and the European Union (EU).

Competition in pharmaceutical products and drug delivery systems is intense. We expect competition to increase. Competing technologies or products developed in the future may prove superior to the AcuForm technology or products using the AcuForm technology, either generally or in particular market segments. These developments could make the AcuForm technology or products using the AcuForm technology noncompetitive or obsolete.

Most of our principal competitors have substantially greater financial, sales, marketing, personnel and research and development resources than we do. In addition, many of our potential collaborative partners have devoted, and continue to devote, significant resources to the development of their own drug delivery systems and technologies.

We depend on third parties who are single source suppliers to manufacture ProQuin XR, Glumetza and our later stage product candidates. If these suppliers are unable to manufacture ProQuin XR, Glumetza or our product candidates, our business will be harmed.

We are responsible for supplying commercial quantities of ProQuin XR to Esprit. For the manufacture of ProQuin XR tablets, we have entered into an agreement with MOVA Pharmaceuticals, a subsidiary of Patheon, Inc., as our sole supplier. Uquifa Mexico, S.A., our supplier of the active pharmaceutical ingredient to ProQuin XR, is also a sole supplier to us. We obtain the active pharmaceutical ingredient to ProQuin XR on a purchase order basis only. If we are unable, for whatever reason, to obtain the active pharmaceutical ingredient or ProQuin XR tablets from our contract manufacturers, we may not be able to manufacture ProQuin XR in a timely manner, if at all.

We are also responsible for the supply and distribution of Glumetza, and MOVA Pharmaceuticals is also our sole supplier for tablets of the 500mg strength of Glumetza. We currently purchase the active ingredient for the 500mg strength of Glumetza on a purchase order basis from Farmhispania, S.A., a sole supplier of to us.  If the new formulation of 1000mg Glumetza is approved, we will rely on Biovail as our sole supplier. We will be unable to manufacture Glumetza in a timely manner if we are unable to obtain Glumetza 500mg tablets from our contract manufacturer or active pharmaceutical ingredient from suppliers, or Glumetza 1000mg tablets from Biovail.

Although we have obtained clinical batches of Gabapentin GR from a contract manufacturer, we currently have no long-term supply arrangement with respect to Gabapentin GR.  Any failure to obtain clinical supplies of Gabapentin GR could adversely affect our Gabapentin GR clinical development program.

We could become subject to product liability litigation and may not have adequate insurance to cover product liability claims.

Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. We have obtained product liability insurance for clinical trials currently underway and forecasted 2006 sales of our products, but:

•                  we may not be able to obtain product liability insurance for future trials;

•                  we may not be able to obtain product liability insurance for future products;

•                  we may not be able to maintain product liability insurance on acceptable terms;

•                  we may not be able to secure increased coverage as the commercialization of the AcuForm technology proceeds; or

•                  our insurance may not provide adequate protection against potential liabilities.

Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. Defending a lawsuit would be costly and significantly divert management’s attention from conducting our business. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

If we lose our key personnel or are unable to attract and retain key management and operating personnel, we may be unable to pursue our product development and commercialization efforts.

Our success is dependent in large part upon the continued services of John W. Fara, Ph.D., our Chairman, President and Chief Executive Officer, Carl A. Pelzel, our Executive Vice President and Chief Operating Officer, and other members of our executive management team, and on our ability to attract and retain key management and operating personnel. We do not have agreements with Dr. Fara, Mr. Pelzel or any of our other executive officers that provide for their continued employment with us. Management, scientific and operating personnel are in high demand in our industry and are often subject to competing offers.  For instance, in November 2006, our Chief Scientific Officer resigned to take a position at a newly-formed pharmaceutical company, and we have not yet replaced him.  The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed could result in delays in the research, development and commercialization of our products and potential product candidates.

If we choose to acquire new and complementary businesses, products or technologies instead of developing them ourselves, we may be unable to complete these acquisitions or to successfully integrate them in a cost effective and non-disruptive manner.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures and technologies. Accordingly, we may in the future pursue the acquisition of complementary businesses, products or technologies instead of developing them ourselves. We have no current commitments with respect to any acquisition or such investment. We do not know if we would be able to successfully complete any acquisitions, or whether we would be able to successfully integrate any acquired business, product or technology or retain any key employees. Integrating any business, product or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract our management. If we were to be unable to integrate any acquired businesses, products or technologies effectively, our business would suffer. In addition, any amortization or charges resulting from the costs of acquisitions could harm our operating results.

We have implemented certain anti-takeover provisions.

Certain provisions of our articles of incorporation and the California General Corporation Law could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of our company without approval of our board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain provisions allow the board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock. We are also subject to the provisions of Section 1203 of the California General Corporation Law which requires a fairness opinion to be provided to our shareholders in connection with their consideration of any proposed “interested party” reorganization transaction.

We have adopted a shareholder rights plan, commonly known as a “poison pill”. The provisions described above, our poison pill and provisions of the California General Corporation Law may discourage, delay or prevent a third party from acquiring us.

Increased costs associated with corporate governance compliance may significantly impact our results of operations.

Changing laws, regulations and standards relating to corporate governance, public disclosure and compliance practices, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Global Market rules, are creating uncertainty for companies such as ours in understanding and complying with these laws, regulations and standards. As a result of this uncertainty and other factors, devoting the necessary resources to comply with evolving corporate governance and public disclosure standards has resulted in and may in the future result in increased general and administrative expenses and a diversion of management time and attention to compliance activities. We also expect these developments to increase our legal compliance and financial reporting costs. In addition, these developments may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Moreover, we may not be able to comply with these new rules and regulations on a timely basis.

These developments could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result. To the extent these costs are significant, our general and administrative expenses are likely to increase.

If we are unable to satisfy regulatory requirements relating to internal controls, our stock price could suffer.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to conduct a comprehensive evaluation of their internal control over financial reporting. At the end of each fiscal year, we must perform an evaluation of our internal control over financial reporting, include in our annual report the results of the evaluation, and have our external auditors publicly attest to such evaluation. If material weaknesses were found in our internal controls in the future, if we fail to complete future evaluations on time, or if our external auditors cannot attest to our future evaluations, we could fail to meet our regulatory reporting requirements and be subject to regulatory scrutiny and a loss of public confidence in our internal controls, which could have an adverse effect on our stock price.

Business interruptions could limit our ability to operate our business.

Our operations are vulnerable to damage or interruption from computer viruses, human error, natural disasters, telecommunications failures, intentional acts of vandalism and similar events. In particular, our corporate headquarters, along with the rest of our operations, are located in a single facility in the San Francisco Bay area, which has a history of seismic activity. We have not established a formal disaster recovery plan, and our back-up operations and our business interruption insurance may not be adequate to compensate us for losses that occur. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and the note offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price to the public of $3.26 per share, if you purchase shares of common stock in this offering, you will suffer dilution of up to $3.10 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

USE OF PROCEEDS

The proceeds from this offering will vary depending on the number of shares that we offer, the offering price per share and the applicable offering discount rate. Assuming that we sell the full amount of securities offered by this prospectus supplement, we expect that our net proceeds, after underwriter discounts and placement agent commissions, will be between $27,750,000 and $28,530,000, depending on the offering price and the applicable offering discount.  We may sell fewer than all of the shares offered by this prospectus supplement, in which case our net offering proceeds will be less.  Additionally, even if we sell all of the shares offered by this prospectus supplement, we may raise less than the maximum $30,000,000 in gross offering proceeds permitted by this prospectus supplement, depending on our prevailing stock price.

We currently anticipate using the net proceeds from the sale of our securities hereby for marketing and sales expenses related to products developed by us and/or licensed from other companies, clinical trials, research and development expenses, and general and administrative expenses.  We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.  Although we have no specific arrangements with respect to acquisitions, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.  The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DILUTION

The net tangible book value of our common stock on September 30, 2006 was approximately $(19.1) million, or approximately $(0.46) per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding. Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.  After giving effect to the sale of 8,399,654 shares of common stock in this offering at an assumed offering price to the public of $3.26 per share, which was the closing price of our common stock as of the last trading day before the date of this prospectus supplement, and after deducting commissions and estimated offering expenses, our net tangible book value at September 30, 2006 would have been approximately $7.9 million, or approximately $0.16 per share. This represents an immediate dilution of $3.10 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share		$3.26
Net tangible book value per share as of September 30, 2006	$(0.46)
Increase per share attributable to new investors	$0.62
Net tangible book value per share as of September 30, 2006 after giving effect to this offering	$0.16
Dilution per share to new investors		$3.10

PLAN OF DISTRIBUTION

On December 11, 2006, we entered into what is sometimes termed an equity line of credit arrangement with Azimuth Opportunity Ltd., or Azimuth. Specifically, we entered into a Common Stock Purchase Agreement, or the Purchase Agreement, with Azimuth which provides that, upon the terms and subject to the conditions set forth therein, Azimuth is committed to purchase up to the lesser of (a) $30,000,000 of our common stock, or (b) 8,399,654 shares of common stock, which was equal to the number of shares that is one less than 20% of the issued and outstanding shares of our common stock as of December 11, 2006, over the 24 month term of the Purchase Agreement. From time to time over the term of the Purchase Agreement, and at our sole discretion, we may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of our common stock, subject to certain limits and so long as specified conditions are met. The price per share at which the shares will be sold, and therefore the number of shares to be sold pursuant to the draw down notice, is determined over a ten consecutive trading day pricing period, or such other period as is mutually agreed between us and Azimuth. We are able to present Azimuth with up to 24 draw down notices during the 24 month term of the Purchase Agreement, with a minimum of three trading days required between each draw down pricing period.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the dollar amount of shares specified in the notice for each trading day during the pricing period on which the daily volume weighted average price for our common stock exceeds a threshold price specified by us in the draw down notice. The per share purchase price for the shares sold on any particular trading day during the pricing period will equal the daily volume weighted average price of our common stock for that day, less a discount ranging from 3.775% and 6.375%. The amount of the discount varies based on the threshold price specified by us. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. However, at its election, Azimuth may buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above. The total number of shares sold to Azimuth during each draw down will be the sum of the number of shares required and/or elected to be purchased on each day of the pricing period.

The Purchase Agreement also provides that from time to time and at our sole discretion we may grant Azimuth the right to exercise one or more options to purchase additional shares of our common stock up to an aggregate amount specified by us during each draw down pricing period. Upon Azimuth’s exercise of the option, we would sell to Azimuth the shares of our common stock subject to the option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as for the fixed amount of the draw down notices.

Any sale of our shares of common stock to Azimuth will be registered on our registration statement of which this prospectus is a part, which also covers the sale of those shares from time to time by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Azimuth shall use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth shall be responsible for any broker-dealer commissions and all other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

In connection with this transaction, a filing will be made with the Corporate Financing Department of the National Association of Securities Dealers, Inc., or the NASD, under Rule 2710 of the NASD’s Conduct Rules. Among other customary conditions to the parties obligations under the Purchase Agreement, we are not permitted to deliver any draw down notice to Azimuth, and Azimuth is not obligated to purchase any shares of our common stock under the Purchase Agreement, unless and until we have received written confirmation from the NASD to the effect that the NASD’s Corporate Financing Department has determined not to raise any objection with respect to the fairness and reasonableness of the terms of the Purchase Agreement or the transactions contemplated thereby. If the NASD raises an objection to the terms of the Purchase Agreement or has otherwise failed to confirm in writing that it has no objection, and such objection shall not have been resolved or such confirmation of no objection shall not have been obtained prior to February 9, 2007 either we or Azimuth may terminate the Purchase Agreement, provided that the terminating party has used its commercially reasonable efforts to resolve the objection and obtain such written confirmation in accordance with the terms of the Purchase Agreement and the terminating party’s breach of the Purchase Agreement was not a principal cause of the NASD’s objection or failure to obtain such confirmation from the NASD.

The shares of common stock may be sold in one or more of the following manners:

•    ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•    a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that during the term of and for a period of 90 days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the periods listed above it will not enter into a short position with respect to shares of our common stock except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock on any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and Securities Exchange Act of 1934, as amended, or the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:

•    may not engage in any stabilization activity in connection with our securities;

•    must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•    may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Azimuth, any unaffiliated broker-dealer and each person who controls Azimuth or any unaffiliated broker-dealer against certain liabilities, including liabilities under the Securities Act. We have agreed to pay up to $35,000 of Azimuth’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement.  We have also agreed to pay up to $15,000 of Azimuth’s reasonable fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation and submission of the applicable NASD filing and services.  We have also agreed to pay up to $12,500 per quarter during the term of the agreement for reasonable fees and expenses incurred by Azimuth in connection with any amendments, modifications or waivers of the Purchase Agreement, and ongoing due diligence, provided that this amount will not be due in a quarter in which we place shares to Azimuth under the Purchase Agreement. Further, we have agreed that if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for 10 trading days, we will pay Azimuth liquidated damages in cash or restricted shares of our common stock, at the option of Azimuth.

Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including liabilities under the Securities Act, which may be based upon written information furnished by Azimuth to us for inclusion in a prospectus or prospectus supplement related to this transaction.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of the Financial West Group, member NASD/SIPC, a placement fee equal to 1.125% of the aggregate dollar amount of common stock purchased by Azimuth. We have agreed to indemnify and hold harmless Reedland Capital Partners against certain liabilities, including liabilities under the Securities Act.

PROSPECTUS

$100,000,000

Enhancing Pharmaceuticals

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
DEPOSITARY SHARES

We may offer and sell from time to time in one or more offerings up to $100,000,000 in the aggregate of:

•                  shares of our common stock;

•                  shares of our preferred stock, in one or more series;

•                  our secured or unsecured debt securities, in one or more series, which may be either senior or subordinated debt securities;

•                  warrants to purchase our preferred stock or our common stock;

•                  warrants to purchase our debt securities;

•                  fractional shares of preferred stock, which will be represented by depositary shares; or

•                  any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on Page 7.

Our common stock is quoted on the Nasdaq Global Market under the symbol “DEPO.” On November 1, 2006 the last reported sale price for our common stock was $4.02 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq Global Market or any securities exchange of the securities covered by the prospectus supplement.

The securities offered by this prospectus or any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading, “Where You Can Find More Information.”

Unless the context requires otherwise, in this prospectus the terms “Depomed,” “we,” “us” and “our” refer to Depomed, Inc., a California corporation.

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. You should carefully read both this prospectus and the applicable prospectus supplement, including the information under “Risk Factors” therein, together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

About Us

We are a specialty pharmaceutical company engaged in the development of pharmaceutical products based on our proprietary oral drug delivery technologies.  The United States Food and Drug Administration, or FDA, has approved a New Drug Application, or NDA, for two products which use our drug delivery technologies.  In addition, we have another product candidate in Phase II clinical trials.  Our primary oral drug delivery system is our patented AcuForm™ drug delivery technology, which is a tablet designed to be retained in the stomach for an extended period of time while it delivers the incorporated drug or drugs on a continuous, controlled-release basis. By incorporation into our AcuForm technology, some drugs currently taken two or three times a day may be administered only once a day. We also have a product containing two different drug compounds incorporated in our AcuForm technology in preclinical development. The principal patent on our AcuForm technology covers the controlled delivery of a broad range of drugs from a gastric retained polymer matrix tablet to maximize therapeutic benefits. Our intellectual property position includes nine issued patents and eleven patent applications pending in the United States.

We are developing our own proprietary products and are also developing products utilizing our AcuForm technology in collaboration with other pharmaceutical and biotechnology companies.  Regarding our collaborative programs, we apply our proprietary technology to the partner’s compound and from these collaborations we generally expect we will receive research and development funding, milestone payments, license fees and royalties. For our internal development programs, we apply our proprietary technology to existing drugs and typically fund development at least through Phase II clinical trials.  Upon the completion of Phase II clinical trials, we evaluate, on a case-by-case basis, the feasibility of retaining marketing or co-marketing rights to our product candidates in the United States, taking into account such factors as the cost of advancing the product through Phase III clinical trials, the marketing and sales efforts required for each of the product candidates, the potential collaborative partners and the proposed terms of any such collaboration. If we fund development through Phase III, we will again evaluate the feasibility of retaining marketing or co-marketing rights. When we license marketing rights to a collaborative partner, we generally expect the partner to fund the completion of the clinical trials, as appropriate, and to pay us license fees, milestones and royalties on sales of the product.

Glumetza™

In May 2005, our collaborative partner, Biovail Laboratories International, or Biovail, received approval from the Therapeutics Products Directorate Canada, or TPD, to market in Canada our internally developed once-daily metformin product, Metformin GR, also known as the 500mg strength version of Glumetza for the treatment of Type II diabetes. Biovail Pharmaceuticals Canada, the sales and marketing division of Biovail, launched Glumetza in Canada in November 2005. In June 2005, Biovail received approval from the FDA for Glumetza.  The approval triggered a $25 million license fee payment to us that was made in July 2005.

In December 2005, we and Biovail restructured our collaborative arrangement with respect to Glumetza.  In connection with the restructuring, Biovail will retain exclusive rights to market Glumetza in Canada.  We will have marketing rights in the United States to Glumetza, and the NDA covering the 500mg strength of Glumetza will be transferred to us.  Also, Biovail granted us exclusive U.S. marketing rights to a 1000mg extended release formulation of Glumetza based on Biovail’s proprietary drug delivery technology to be developed pursuant to the restructured collaborative arrangement.

ProQuin® XR

In July 2004, we submitted an NDA to the FDA for ProQuin XR, our internally developed once-daily formulation of the antibiotic drug ciprofloxacin, for uncomplicated urinary tract infections.  In May 2005, we received FDA approval to market ProQuin XR in the United States.  In July 2005, we entered into a license agreement with Esprit Pharma, Inc., or Esprit, to market and distribute ProQuin XR in the United States and Puerto Rico.  Esprit launched ProQuin XR in the United States in November 2005.  Esprit has agreed to pay us a $50 million license fee, consisting of $30 million which was paid in the third quarter of 2005, $10 million due in July 2006 and the remaining $10 million due in July 2007.  Also under the agreement, Esprit will pay us 15 percent to 25 percent royalties on net sales of ProQuin XR, based on escalating product sales.

Gabapentin GR™

We have developed Gabapentin GR, an extended release gabapentin product.  Gabapentin is marketed by Pfizer Inc. for adjunctive therapy for epileptic seizures and post-herpetic pain under the label Neurontin®.  We initiated a Phase II clinical trial for Gabapentin GR in the first quarter of 2005 for post-herpetic neuralgia, which was completed in December 2005 and about which we expect to announce summary level data in the first quarter of 2006.

Other Research and Development Activities

We are developing other product candidates expected to benefit from incorporation into our drug delivery system. For example, we have completed preclinical studies of a combination product comprising our Glumetza (500mg) once-daily formulation of metformin with a once-daily sulfonylurea for the treatment of Type II diabetes. We expect that a Phase I clinical trial for this product will commence only if we enter into a development and licensing agreement with a third party.

In June 2005, we entered into a development and license agreement with New River Pharmaceuticals Inc. to develop through the feasibility phase up to three proprietary New River compounds in combination with the AcuForm drug delivery technology.  Pursuant to the agreement, New River will fund research and development under the agreement, and New River may acquire worldwide rights to use the AcuForm technology in the product candidates for agreed-upon milestone payments and royalties.  New River has proposed an initial product candidate for development, and we are collaborating with New River on the work plan for the feasibility program.

In addition to research and development conducted on our own behalf and through collaborations with pharmaceutical partners, our activities since inception on August 7, 1995 have included establishing our offices and research facilities, recruiting personnel, filing patent applications, developing a business strategy and raising capital.   In the third quarter of 2005, we received $30 million in payments from Esprit for the license of ProQuin XR and a $25 million milestone payment from Biovail based on the FDA’s approval of Glumetza.   Substantially all of our prior revenue, which was received from collaborative research and feasibility arrangements, has been limited.  We intend to continue investing in the further development of our AcuForm drug delivery technology.

Other Information

We are a California corporation and our principal executive offices are located at 1360 O’Brien Drive, Menlo Park, California 94025, and our telephone number is (650) 462-5900. Our website address is www.depomedinc.com. Information contained on our website is not incorporated into, and does not constitute a part of this prospectus.

We have received U.S. trademark registration for our corporate name, Depomed, and for our products ProQuin XR and Metformin GR. We have filed trademark registration applications for various other names, including AcuForm™ and Gabapentin GR™.  Biovail has filed a trademark registration application for Glumetza™.  All other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners.

The Securities that We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities, warrants and depositary shares to purchase any of such securities with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•                                          designation or classification;

•                                          aggregate principal amount or aggregate offering price;

•                                          maturity;

•                                          original issue discount, if any;

•                                          rates and times of payment of interest, dividends or other payments, if any;

•                                          redemption, conversion, exchange, settlement or sinking fund terms, if any;

•                                          conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•                                          ranking;

•                                          restrictive covenants, if any;

•                                          voting or other rights, if any; and

•                                          important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•                                          the names of those underwriters or agents;

•                                          applicable fees, discounts and commissions to be paid to them;

•                                          details regarding over-allotment options, if any; and

•                                          the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require shareholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated articles of incorporation, our board of directors has the authority, without further action by shareholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 25,000 of the 5,000,000 shares of authorized shares of preferred stock as Series A Preferred Stock and 100,000 of the 5,000,000 authorized shares of preferred stock as Series RP Preferred Stock, which series is described in greater detail in this prospectus under “Description of Capital Stock—Series RP Preferred Stock Purchase Rights.”

We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of determination relating to that series. We will incorporate by reference into the registration statement on Form S-3 of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to the series of preferred stock being offered, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplement related to the series of warrants being offered, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. Any warrant agreement and warrant certificate containing the terms of the warrants being offered will be incorporated by reference into the registration statement on Form S-3 of which this prospectus is a part from reports we file with the SEC.

Depositary Shares. We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. We urge you to read the prospectus supplement related to any depositary shares being sold, as well as the complete deposit agreement and depositary receipt. A complete deposit agreement, including a form of depositary receipt, and supplements to those forms containing the terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement on Form S-3 of which this prospectus is a part from reports we file with the SEC.

Risk Factors

Investment in our securities involves risk. You should carefully consider the information under “Risk Factors” in this prospectus and in the applicable prospectus supplement, and all other information included or incorporated by reference in this prospectus and any prospectus supplement before investing in our securities.

RISK FACTORS

Investment in our common stock, preferred stock, debt securities, warrants and depositary shares involves a high degree of risk. You should carefully consider the risks described in the section entitled “Additional Factors that May Affect Future Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, both of which have been filed with the SEC and are incorporated herein by reference in their entirety, as well as other information in this prospectus, any accompanying prospectus supplement, in any other documents incorporated by reference and any Form 8-K filed subsequent to our most recent quarterly report on Form 10-Q before purchasing any of our securities. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, plans and expectations regarding the commercialization of our products, future operations, projected financial position, estimated future revenues, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our securityholders. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus or the date of any prospectus supplement, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under “Risk Factors” as well as in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q and any Form 8-K filed subsequent to our most recent quarterly report on Form 10-Q, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby.  Except as described in any applicable prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby for marketing and sales expenses related to products developed by us and/or licensed from other companies, clinical trials, research and development expenses, and general and administrative expenses.  We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.  Although we have no specific arrangements with respect to acquisitions, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.  The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our common stock, our preferred stock and our rights agreement. Because it is only a summary, it does not contain all of the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our amended and restated articles of incorporation, our bylaws, as amended, and our rights agreement, each of which has been filed with the SEC, as well as applicable California law.

General

As of September 30, 2005, there were 40,472,180 outstanding shares of common stock.  The number of outstanding shares of common stock does not include:

•                  outstanding options to purchase 4,487,693 shares of common stock;

•                  2,653,569 additional shares of common stock reserved for issuance under our equity incentive plans;

•                  2,497,476 shares of common stock reserved for issuance upon the conversion of outstanding shares of our Series A Preferred Stock and accrued dividends thereon; and

•                  2,016,005 shares of common stock reserved for issuance upon the exercise of outstanding warrants to purchase common stock.

As of September 30, 2005, there were 17,543 outstanding shares of Series A Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Subject to the preferences that may be applicable to any shares of Series A Preferred Stock outstanding or any future shares of preferred stock outstanding, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any shares of Series A Preferred Stock outstanding or any future shares of preferred stock outstanding. The holders of common stock have no preemptive, redemption, conversion, sinking fund or other subscription rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of Series A Preferred Stock and any series of preferred stock which we may designate and issue in the future.

Preferred Stock

We have 5,000,000 shares of preferred stock authorized, 25,000 of which are designated as Series A Preferred Stock and 100,000 of which are designated Series RP Preferred Stock, which series is described in greater detail in this prospectus under the heading “Description of Capital Stock - Series RP Preferred Stock Purchase Rights” below.  Our board of directors has the authority to provide for the issuance of the preferred stock in one or more series, and by filing a certificate pursuant to California corporate law, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.  Our board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power or other rights of the holders of common stock, and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us.

As of September 30, 2005, there were 17,543 shares of Series A Preferred Stock outstanding and an additional 239 shares issuable in respect of dividends cumulated through such date.  The Series A Preferred Stock accrues a dividend of 7% of the original issue price of $1,000 per share per annum, compounded semi-annually and payable solely in shares of Series A Preferred Stock. The Series A Preferred Stock is convertible at anytime between January 2002 and January 2006 into our common stock. The original conversion price of the Series A Preferred Stock was $12.00 per share; however, as a result of our March 2002 and October 2003 financings, the conversion price had been adjusted to $9.51 per share. In December 2004, we entered into an agreement with the holder of Series A Preferred Stock to resolve a misunderstanding between us and the shareholder relating primarily to prior adjustments to the conversion price of the Series A Preferred Stock. Pursuant to the agreement , we agreed, among other matters, to adjust the conversion price to $7.50 per share. As a result of our January 2005 financing, the conversion price of the Series A Preferred Stock has been adjusted to $7.12.

In connection with the agreement described in the preceding paragraph, we also agreed to binding interpretations of certain other terms related to the conversion price of the Series A Preferred Stock and issued the shareholder a warrant to purchase shares of common stock. The warrant is exercisable for shares of common stock during the period beginning on January 20, 2006 and ending on January 20, 2009, which period we refer to in this prospectus as the exercise period. The exercise price of the warrant initially will be equal to the conversion price of the Series A Preferred Stock in effect as of January 20, 2006 and the warrant will initially be exercisable for the number of shares of common stock into which the Series A Preferred Stock is convertible as of January 20, 2006. The exercise price of the warrant will decrease by approximately 4.8% per year during the exercise period, such that the number of shares of common stock issuable upon exercise of the warrant will increase by approximately 5.1% per year. The exercise price of the warrant will be satisfied only by surrender of outstanding shares of Series A Preferred Stock.

As of September 30, 2005, the Series A Preferred Stock, including the shares of Series A Preferred Stock issuable in respect of dividends cumulated through such date, was convertible into 2,497,476 shares of common stock.  The holders of Series A Preferred Stock are entitled to a liquidation preference equal to the original issue price per share, plus accrued and unpaid dividends.  As of September 30, 2005, the aggregate liquidation preference of the Series A Preferred Stock was approximately $17.8 million.  Holders of Series A Preferred Stock do not have voting rights, except as may be required under California law. The conversion price of the Series A Preferred Stock is subject to anti-dilution adjustments.

Series RP Preferred Stock Purchase Rights

On April 21, 2005, we adopted a shareholder rights plan, or Rights Plan. The description and terms of the rights issuable under the Rights Plan are set forth in a Rights Agreement between us and Continental Stock Transfer and Trust Company, as Rights Agent, dated as of April 21, 2005. Under the Rights Plan, we distributed one Series RP Preferred Share purchase right for each share of common stock outstanding at the close of business on May 5, 2005. If a person or group acquires 20% or more of our common stock in a transaction not pre-approved by our board of directors, each right will entitle its holder, other than the acquirer, to buy our common stock at 50% of its market value for the right’s then current exercise price (initially $35.00). In addition, if an unapproved party acquires more than 20% of our common stock, and we are later acquired by the unapproved party or in a transaction in which all of our shareholders are not treated alike, shareholders with unexercised rights, other than the unapproved party, will be entitled to purchase common stock of the merger party or asset buyer with a value of twice the exercise price of the rights. Each right also becomes exercisable for one one-thousandth of a share of our

Series RP Preferred Stock at the right’s then current exercise price 10 days after an unapproved third party makes, or announces an intention to make, a tender offer or exchange offer that, if completed, would result in the unapproved party acquiring 20% or more of our common stock. We may redeem the rights for a nominal amount before an event that causes the rights to become exercisable.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of us, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders of us, shareholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter. As long as the rights are attached to the shares of common stock, we will issue one right with each new share of common stock so that all such shares will have attached rights. The rights will expire on April 21, 2015.

The Rights Agreement, specifying the terms of the rights and the Certificate of Determination for Series RP Preferred Stock, is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on April 22, 2005 and is incorporated herein by reference. The foregoing descriptions of the Rights and of the Series RP Preferred Stock are qualified in their entirety by reference to the Rights Agreement and the exhibits thereto.

Anti-Takeover Provisions

Rights Agreement.

The rights described above under the heading “Description of Capital Stock - Series RP Preferred Stock Purchase Rights” above have certain anti-takeover effects.  The rights will cause substantial dilution to a person or group that attempts to acquire a significant interest in us on terms not approved by our board of directors.

Articles of Incorporation and Bylaws.

Preferred Stock. Under our amended and restated articles of incorporation, our board of directors has the power to authorize the issuance of up to 5,000,000, shares of preferred stock, 4,875,000 of which remain undesignated, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the shareholders. The issuance of preferred stock may:

•                  delay, defer or prevent a change in control;

•                  discourage bids for the common stock at a premium over the market price of our common stock;

•                  adversely affect the voting and other rights of the holders of our common stock; and

•                  discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Special Meeting Requirements. Our bylaws provide that special meetings of shareholders may be called at the request of our board of directors, the chairman of our board of directors, the President, or the holder of shares entitled to cast not less than one-tenth of the votes at the meeting.

Advance Notice Requirement. Shareholder proposals to be brought before an annual meeting of our shareholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including shareholder proposals relating to the nominations of persons for election to our board of directors. Generally, to be timely, notice must be received at our principal executive offices not less than 120 or more than 150 days prior to the first anniversary of the date on which the proxy materials for the preceding year’s annual meeting of shareholders were mailed.

Indemnification. Our amended and restated articles of incorporation and our bylaws, as amended, provide that we will indemnify officers and directors against losses as they incur in investigations and legal proceedings resulting from their services to us, which may include service in connection with takeover defense measures.

The above provisions may deter a hostile takeover or delay a change in control or management of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.  The transfer and the transfer agent and registrar for any series of preferred stock issued pursuant to this offering will be set forth in the applicable prospectus supplement.

Listing Information

Our common stock is listed on the Nasdaq Global Market and is traded under the symbol “DEPO”.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, is only a summary of the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below may generally apply to any debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We may issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We may issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including, to the extent applicable:

•                  the title;

•                  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•                  any limit on the amount that may be issued;

•                  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•                  the maturity date;

•                  the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•                  the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•                  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•                  the terms of the subordination of any series of subordinated debt;

•                  the place where payments will be payable;

•                  restrictions on transfer, sale or other assignment, if any;

•                  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•                  whether the indenture will restrict our ability and/or the ability of our subsidiaries to operate our business or that of any subsidiary;

•                  whether the indenture restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets;

•                  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•                  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•                  information describing any book-entry features;

•                  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•                  if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture and Modification of Indenture; Waiver

We will describe in the applicable prospectus supplement what events are events of default under the indentures with respect to any series of debt securities that we may issue, including:

•                  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•                  if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•                  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of a certain amount in aggregate principal amount of the outstanding debt securities of the applicable series; and

•                  if specified events of bankruptcy, insolvency or reorganization occur.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

We will also describe in the applicable prospectus supplement the circumstances under which we and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•                  to fix any ambiguity, defect or inconsistency in the indenture;

•                  to comply with the provisions described above under “Consolidation, Merger or Sale;”

•                  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•                  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•                  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•                  to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•                  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•                  to make any change that does not adversely affect the rights of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for certain obligations, including:

•                  register the transfer or exchange of debt securities of the series;

•                  replace stolen, lost or mutilated debt securities of the series;

•                  hold monies for payment in trust;

•                  compensate and indemnify the debenture trustee; and

•                  appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures may provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agent

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

Governing Law

Unless other indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.  The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement, is only a summary of the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock, debt securities and/or depositary shares in one or more series. Warrants may be offered independently or together with common stock, preferred stock, debt securities and/or depositary shares offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below may generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We will file forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus with the SEC and such documents shall be incorporated into this registration statement on Form S-3 of which this prospectus is a part. We urge you to read the applicable prospectus supplements related to the warrants that we issue under this prospectus, as well as the complete warrant agreements and related warrant certificates that contain the terms of the warrants.

We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the terms of such warrants, including, to the extent applicable:

•                  the offering price and the aggregate number of warrants offered;

•                  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•                  the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•                  the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•                  the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•                  the terms of any rights to redeem or call the warrants;

•                  the date on which the right to exercise the warrants begins and the date on which such right expires;

•                  federal income tax consequences of holding or exercising the warrants; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

If warrants for the purchase of common stock, preferred stock or depositary shares are offered, the prospectus supplement will describe the terms of such warrants, including, to the extent applicable:

•                  the offering price and the aggregate number of warrants offered;

•                  the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•                  the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

•                  the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

•                  the number of shares of common stock or preferred stock or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•                  the date on which the right to exercise the warrants begins and the date on which that right expires;

•                  federal income tax consequences of holding or exercising the warrants; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “Description of Warrants - Warrant Adjustments” below.

Exercise of Warrants; Amendments; Supplements to the Warrant Agreements

We will describe in the applicable prospectus supplement the manner in which a holder of warrants may exercise them and the manner in which we may amend or supplement a warrant agreement.

Warrant Adjustments

The applicable prospectus supplement will indicate the circumstances under which the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant may be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable.

DESCRIPTION OF DEPOSITARY SHARES

The following is only a summary of the general terms and provisions of the depositary shares that we may offer. The specific terms of any depositary shares that we may offer will be described in the applicable prospectus supplement.

We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock. The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will file the complete deposit agreement, including a form of depositary receipt, with respect to any depositary shares we offer under this prospectus with the SEC and such documents shall be incorporated into this registration statement on Form S-3 of which this prospectus is a part. We urge you to read the applicable prospectus supplements related to the depositary shares that we issue under this prospectus, as well as the complete deposit agreement and the form of depositary receipt that contain the terms of the depositary shares.

Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•                  through one or more underwriters or dealers in a public offering and sale by them;

•                  directly to investors; or

•                  through agents.

We may sell the securities from time to time:

•                  in one or more transactions at a fixed price or prices, which may be changed from time to time;

•                  at market prices prevailing at the times of sale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the applicable prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions (short sales of the securities covered by this prospectus may not be made prior to the effective date of the registration statement on Form S-3 of which this prospectus is a part as a sale is deemed to occur at the time such short sale is made). If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to a prospectus supplement will be included in the Nasdaq Global Market. We may apply to list any series of debt securities, preferred stock, depositary shares or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The legality of the issuance of the securities being offered hereby is being passed upon by Heller Ehrman LLP, Menlo Park, California. Julian N. Stern, the sole shareholder of a professional corporation which was a partner of Heller Ehrman LLP, is a director and our Secretary. Mr. Stern beneficially owns 153,333 shares of our common stock, which includes 70,000 shares of our common stock issuable pursuant to stock options exercisable within 60 days of the date of this prospectus.  Other attorneys at Heller Ehrman LLP involved in the representation of Depomed, Inc. beneficially own 6,500 shares of our common stock.

EXPERTS

The consolidated financial statements of Depomed, Inc. appearing in Depomed, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Depomed, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F St., N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the portions of our Proxy Statement on Schedule 14A filed on April 25, 2006 that are incorporated by reference therein);

•                  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•                  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006;

•                  our Current Reports on Form 8-K (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items) filed on October 18, 2006, August 24, 2006, August 15, 2006, July 28, 2006, June 30, 2006, May 19, 2006, April 12, 2006, March 29, 2006 and January 11, 2006;

•                  the description of our common stock contained in our registration statement on Form 8-A filed on December 16, 2003 under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

•                  the description of our Series RP Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed on April 22, 2005, including any amendments or reports filed for the purpose of updating the description; and

•                  all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to the following address: Depomed, Inc., Attention: John F. Hamilton, Chief Financial Officer, 1360 O’Brien Drive, Menlo Park, California 94025 or telephoning us at (650) 462-5900.